Exhibit 99.1

NEWS RELEASE

Mitel Announces Cash Consideration and Share Consideration for Acquisition of Mavenir Systems, Inc.

Ottawa, April 27, 2015 — Mitel® (Nasdaq:MITL) (TSX:MNW), a global leader in business communications, today announced, in connection with its pending acquisition of Mavenir Systems, Inc., that the Cash Consideration and the Share Consideration (each as defined in Mitel’s registration statement relating to its exchange offer for all of the outstanding shares of common stock of Mavenir) will equal $17.55 and 1.8320 Mitel Common Shares, respectively, in each case assuming that Mitel’s exchange offer expires at 12:00 midnight, New York City time, on April 28, 2015 (one minute after 11:59 p.m., New York City time, on April 28, 2015).

Mitel has determined the Cash Consideration and the Share Consideration based on the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to April 28, 2015, or $9.5796. If the exchange offer is extended, Mitel will recalculate this information based on the later expiration date of the exchange offer and announce the new amounts by issuing a press release. As a result of proration, Mavenir stockholders will not know the amount of cash or Mitel common shares that they will receive in the exchange offer until after consummation of the exchange offer. Any questions regarding the calculation of the Cash Consideration and the Share Consideration should be made to Mitel’s information agent for the exchange offer, Georgeson Inc., toll-free at 1-866-628-6021.

Important Information for Investors

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Mavenir common stock, nor is it a substitute for the registration statement and exchange offer materials that Mitel and its acquisition subsidiary have filed with the U.S. Securities and Exchange Commission (the “SEC”). Mitel and its acquisition subsidiary have filed exchange offer materials on Schedule TO and a registration statement with the SEC, and Mavenir has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. The exchange offer materials (including a Prospectus/Offer to Exchange, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information. Holders of shares of Mavenir common stock are urged to read these documents because they contain important information that holders of Mavenir common stock should consider before making any decision regarding tendering their shares. The Prospectus/Offer to Exchange, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of Mavenir common stock at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s web site at www.sec.gov. Copies of these documents are also available free of charge on Mitel’s website at investor.Mitel.com or by contacting Mitel’s Investor Relations Department at 469-574-8134. Copies of the documents filed with the SEC by Mavenir are available free of charge on Mavenir’s website at www.investor.Mavenir.com or by contacting Mavenir’s Investor Relations Department at 469-916-4393x5080.

In addition to the Prospectus/Offer to Exchange, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Mitel and Mavenir file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Mitel or Mavenir at the SEC public reference room at 100 F Street, N.E., Washington,

D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Mitel’s and Mavenir’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

Some of the statements in this press release are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel, or persons acting on its behalf, and are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the integration of Mavenir and the ability to recognize the anticipated benefits from the acquisition of Mavenir; the ability to obtain required regulatory approvals for the exchange offer and merger, the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the expected benefits of the acquisition of Mavenir; the risk that the conditions to the exchange offer or merger are not satisfied on a timely basis or at all and the failure of the exchange offer or merger to close for any other reason; risks relating to the value of the Mitel common shares to be issued in connection with the exchange offer and merger; the anticipated size of the markets and continued demand for Mitel and Mavenir products and the impact of competitive products and pricing that could result from the announcement of the acquisition of Mavenir; access to available financing on a timely basis and on reasonable terms, including the refinancing of Mitel’s debt to fund the cash portion of the consideration in connection with the exchange offer and merger; Mitel’s ability to achieve or sustain profitability in the future since its acquisition of Aastra; fluctuations in quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; and, Mitel’s ability to implement and achieve its business strategies successfully. Additional risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015 and in Mavenir’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 3, 2015. Forward-looking statements speak only as of the date they are made. Except as required by law, Mitel does not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

About Mitel

Powering more than 2 billion connections every day, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses connect, collaborate and take care of their customers. That includes more than 33 million cloud connections daily, making Mitel the world’s fastest growing provider of cloud communications. Our business communications experts serve more than 60 million users with over 2500 channel partners in more than 100 countries. We have #1 market share in EMEA and have been identified by top industry analyst firms as a business communications leader. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

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Contact Information

Amy MacLeod (media), 613-592-2122 x71245, amy.macleod@mitel.com

Cynthia Navarro (industry analysts), 469-574-8113, cynthia.navarro@mitel.com

Michael McCarthy (investor relations), 469-574-8134, michael.mccarthy@mitel.com